Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF NOVEMBER 25, 2003

AMONG

DEPARTMENT 56, INC.

THE LENDERS

AND

BANK ONE, NA

as Administrative Agent, LC Issuer and Swing Line Lender

BANC ONE CAPITAL MARKETS, INC.
as Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II THE CREDITS
2.1	Commitment
2.2	Required Payments
2.3	Ratable Loans
2.4	Types of Advances
2.5	Swing Line Loans
2.6	Commitment Fee; Reductions and Increases in Aggregate Commitment
2.7	Minimum Amount of Each Advance
2.8	Optional Principal Payments
2.9	Method of Selecting Types and Interest Periods for New Advances
2.10	Conversion and Continuation of Outstanding Advances
2.11	Changes in Interest Rate, etc
2.12	Rates Applicable After Default
2.13	Method of Payment
2.14	Noteless Agreement; Evidence of Indebtedness
2.15	Telephonic Notices
2.16	Interest Payment Dates; Interest and Fee Basis
2.17	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions
2.18	Lending Installations
2.19	Non-Receipt of Funds by the Administrative Agent
2.20	Facility LCs
2.21	Replacement of Lender

ARTICLE III YIELD PROTECTION; TAXES
3.1	Yield Protection
3.2	Changes in Capital Adequacy Regulations
3.3	Availability of Types of Advances
3.4	Funding Indemnification
3.5	Taxes
3.6	Lender Statements; Survival of Indemnity

ARTICLE IV CONDITIONS PRECEDENT
4.1	Initial Credit Extension
4.2	Each Credit Extension

ARTICLE V REPRESENTATIONS AND WARRANTIES
5.1	Financial Condition
5.2	No Change
5.3	Corporate Existence; Compliance With Law
5.4	Corporate Power
5.5	No Legal Bar
5.6	Litigation
5.7	No Default
5.8	Ownership of Property; Liens
5.9	Intellectual Property

i

5.10	Taxes
5.11	Federal Regulations
5.12	Labor Matters
5.13	ERISA
5.14	Investment Company Act; Other Regulations
5.15	Subsidiaries
5.16	Use of Proceeds
5.17	Environmental Matters
5.18	Accuracy of Information
5.19	Collateral Documents
5.20	Solvency
5.21	Reportable Transaction

ARTICLE VI COVENANTS
6.1	Financial Statements
6.2	Certificates; Other Information
6.3	Payment of Obligations
6.4	Maintenance of Existence; Compliance
6.5	Maintenance of Property; Insurance
6.6	Inspection of Property; Books and Records, Discussions
6.7	Notices
6.8	Environmental Laws
6.9	Additional Collateral, Guaranties, Etc

ARTICLE VII NEGATIVE COVENANTS
7.1	Financial Condition Covenants
7.2	Indebtedness
7.3	Liens
7.4	Fundamental Changes
7.5	Disposition of Property
7.6	Restricted Payments
7.7	Investments
7.8	Transactions with Affiliates
7.9	Changes in Fiscal Periods
7.10	Negative Pledge Clauses
7.11	Clauses Restricting Subsidiary Distributions
7.12	Lines of Business
7.13	Contingent Obligations
7.14	Foreign Exchange and Rate Management Transactions

ARTICLE VIII DEFAULTS

ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
9.1	Acceleration; Facility LC Collateral Account
9.2	Amendments
9.3	Preservation of Rights

ARTICLE X GENERAL PROVISIONS
10.1	Survival of Representations
10.2	Governmental Regulation
10.3	Headings

10.4	Entire Agreement
10.5	Several Obligations; Benefits of this Agreement
10.6	Expenses; Indemnification
10.7	Numbers of Documents
10.8	Accounting
10.9	Severability of Provisions
10.10	Nonliability of Lenders
10.11	Confidentiality
10.12	Nonreliance
10.13	Disclosure
10.14	USA PATRIOT ACT NOTIFICATION

ARTICLE XI THE ADMINISTRATIVE AGENT
11.1	Appointment; Nature of Relationship
11.2	Powers
11.3	General Immunity
11.4	No Responsibility for Loans, Recitals, etc
11.5	Action on Instructions of Lenders
11.6	Employment of Administrative Agents and Counsel
11.7	Reliance on Documents; Counsel
11.8	Administrative Agent’s Reimbursement and Indemnification
11.9	Notice of Default
11.10	Rights as a Lender
11.11	Lender Credit Decision
11.12	Successor Administrative Agent
11.13	Administrative Agent and Arranger Fees
11.14	Delegation to Affiliates
11.15	Execution of Collateral Documents
11.16	Collateral Releases

ARTICLE XII SETOFF; RATABLE PAYMENTS
12.1	Setoff
12.2	Ratable Payments

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1	Successors and Assigns
13.2	Participations
13.3	Assignments
13.4	Dissemination of Information
13.5	Tax Treatment

ARTICLE XIV NOTICES
14.1	Notices; Effectiveness; Electronic Communication

ARTICLE XV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
15.1	Counterparts; Effectiveness
15.2	Electronic Execution of Assignments

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
16.1	CHOICE OF LAW
16.2	CONSENT TO JURISDICTION
16.3	WAIVER OF JURY TRIAL

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment Agreement
Exhibit D	Loan/Credit Related Money Transfer Instruction
Exhibit E	Form of Note

Schedules

Commitment Schedule
Pricing Schedule

Schedule 5.4	Consents, Authorizations, Filings and Notices
Schedule 5.9	Intellectual Property
Schedule 5.15	Subsidiaries
Schedule 5.19(a)	UCC Filing Jurisdictions
Schedule 7.2(d)	Existing Indebtedness
Schedule 7.3(f)	Existing Liens
Schedule 7.13	Contingent Obligations

v

CREDIT AGREEMENT

This Agreement, dated as of November 25, 2003, is among Department 56, Inc., the Lenders (as defined herein) and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as LC Issuer, as Swing Line Lender and as Administrative Agent.  The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Accounts” has the meaning set forth in the Uniform Commercial Code.

“Advance” means a borrowing hereunder, (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.  The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Administrative Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Available Commitment” means, at any time, (a) the lesser of (i) the Aggregate Commitment at such time and (ii) the Borrowing Base, less (b) the outstanding LC Obligations at such time, and less (c) the outstanding Swing Line Loans at such time.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion  of the Aggregate Commitment (with outstanding Facility LCs being deemed usage but Swing Line Loans not being deemed usage) and LC Fees are accruing or are required to be paid on outstanding Facility LCs, in each case as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c) or (d) of Section 7.5) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Authorized Officer” means, with respect to financial matters, the chief financial officer of the Borrower, with respect to the execution and delivery of Borrowing Notices and Swing Line Borrowing Notices, the chief financial officer or the managing director of finance of the Borrower, and, with respect to all other matters, the chief executive officer, president or chief financial officer of the Borrower.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means Department 56, Inc., a Delaware corporation.

“Borrowing Base” means, as of any date, the amount, as determined by the Borrowing Base Certificate most recently furnished to the Administrative Agent pursuant to Section 4.1(j) or Section 6.2(g), equal to the greater of (a) $30,000,000 and (b) the sum of (i) 80% of the book value of all Eligible Accounts plus (ii) 50% of the book value of all Eligible Inventory, valued at the lower of cost (determined on an averaged cost basis, which approximates a first-in, first-out basis) or market, at such time.

“Borrowing Base Certificate” means a borrowing base certificate in substantially the form of Exhibit A hereto.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person, means the obligations of such Person to pay rent or other amounts under any Capitalized Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien or purporting to grant a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Collateral Shortfall Amount” is defined in Section 9.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its name on the Commitment Schedule, as it may be modified as a result of any assignment that has become effective pursuant to Section 13.3.2 or as otherwise modified from time to time pursuant to Section 2.6 hereof or the other terms hereof.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated October 2003 and furnished to the Lenders.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business); provided, that the amounts referred to in this clause (v) shall not, in the aggregate, exceed $5,000,000 for any fiscal year of the Borrower, and (vi) any other non-cash charges, and minus (b) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income, all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Borrower or any Subsidiary shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Rate Management Transactions in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt as at the last day of such period to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; provided further, that in the event that the Borrower determines its compensation cost for stock options based upon the fair value thereof, there shall be added back to Consolidated Net Income the amount of such compensation cost calculated in accordance with GAAP.

“Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date; provided that in the event that the Borrower determines its compensation cost for stock options based upon the fair value thereof, there shall be added back to Consolidated Net Worth the amount of such compensation cost as cumulatively charged from the time the Borrower begins to so determine its compensation cost, calculated in accordance with GAAP.

“Consolidated Subsidiary Guarantor” means any Subsidiary Guarantor the financial results of which would be required to be consolidated for federal income tax purposes with the financial results of the Borrower.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that for the purposes hereof, there shall be included in Consolidated Total Debt, in lieu of the amount of Indebtedness outstanding under this Agreement on such date, an amount of Indebtedness equal to (a) the average daily principal amount of outstanding Credit Extensions for the period of four consecutive fiscal quarters ending on such date (it being agreed that, for the purposes of calculating such amount for any test period a portion of which is a period prior to the Closing Date, the average daily principal amount of outstanding Credit Extensions for such pre-Closing Date period shall be deemed to be the average daily principal amount of total extensions of credit outstanding under the working capital facility of the Existing Credit Agreement during such pre-Closing Date period plus $22,000,000), plus (b) for the purpose of determining pro forma compliance in respect of any Permitted Acquisition or Restricted Payment pursuant to Section 7.6(b) or 7.7(g), the amount by which total Credit Extensions increased as a result of such Permitted Acquisition or Restricted Payment.

“Contingent Obligation” means, as to any Person, any guarantee of payment or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or bankers’ acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such third Person; provided, however, that the term Contingent

Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be the lesser of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (b) the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such contingently liable Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such contingently liable Person’s maximum reasonably anticipated liability in respect thereof, as determined by the Borrower in good faith.

“Continuing Directors” means the directors of the Borrower on the Closing Date and each other director thereof, if, in each case, such other director’s nomination for election to the board of directors of the Borrower was recommended by at least 66-2/3% of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC hereunder.

“Default” means an event described in Article VIII.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Eligible Accounts” means the aggregate face amount of Accounts of the Borrower and its Subsidiaries outstanding from time to time, derived from the business operations of the Borrower and its Subsidiaries, except those Accounts that (a) (i) in the case of Accounts that are stated to be due in the month of November or December in any year and are stated to be due more than 90 days from the invoice date, are more than 60 days past due based upon the terms indicated in the original invoice and (ii) in the case of all other Accounts, are more than 90 days past due based upon the terms indicated in the original invoice, (b) are subject to any Lien, (c) are due to a Subsidiary of the Borrower any outstanding capital stock of which is subject to a Lien in favor of a Person other than the Administrative Agent for the ratable benefit of the Lenders, or (d) are due from an Affiliate, the Borrower or a Subsidiary.

“Eligible Inventory” means the aggregate book value of Inventory (including Inventory in transit), whether now owned or hereafter acquired, to which the Borrower and/or any of its Subsidiaries have taken title and which is not (a) work-in-process, (b) subject to any Lien or (c) owned by a Subsidiary any outstanding capital stock of which is subject to a Lien in favor of a Person other than the Administrative Agent for the ratable benefit of the Lenders, after adjusting for reserves for obsolescence, inventory adjustments and damages (including, but not limited to, foreign exchange adjustments).

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (b) the jurisdiction in which the Administrative Agent’s or such Lender’s principal place of business or such Lender’s applicable Lending Installation is located.

“Existing Credit Agreement” means the Credit Agreement, dated as of March 19, 1999, among the Borrower, the lenders and agents parties thereto and JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as the administrative agent (the “Existing Agent”), as amended.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Termination Date” means November 25, 2006, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Facility LC” is defined in Section 2.20.1.

“Facility LC Application” is defined in Section 2.20.3.

“Facility LC Collateral Account” is defined in Section 2.20.11.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any such day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date to be executed and delivered by the Borrower and each Subsidiary Guarantor, in form and substance acceptable to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation” as to any Person (the “guaranteeing person”), means any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means  the collective reference to the Subsidiary Guarantors.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Rate Management Transactions.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA and “Insolvent” means a condition pertaining to Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Inventory” has the meaning set forth in the Uniform Commercial Code.

“Investments” is defined in Section 7.7.

“LC Fee” is defined in Section 2.20.4.

“LC Issuer” means Bank One (or any Affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder or any other Lender (or Affiliate of a Lender) selected from time to time by the Borrower in its sole discretion to issue Facility LCs hereunder in its capacity as such.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.20.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.  Unless otherwise specified, the term “Lenders” includes Bank One in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.14 and the Collateral Documents.

“Loan Parties” means the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

“Material Subsidiary” means any Subsidiary of the Borrower, (a) whose total assets at the last day of the period of four consecutive fiscal quarters of the Borrower for which financial statements were most recently delivered pursuant to Section 6.1, were equal to or greater than 5% of the consolidated total assets of the Borrower and its Subsidiaries at such date or (b) whose gross revenues for such period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time, the Subsidiaries that would not be Material Subsidiaries pursuant to the foregoing constitute 10% of such consolidated assets or revenues, a sufficient number of Subsidiaries shall be designated by the Borrower as “Material Subsidiaries”, and the actions shall be taken with respect thereto as set forth in Section 6.9 so that the Subsidiaries that are not Material Subsidiaries and Subsidiary Guarantors no longer constitute 10% or more of such consolidated assets or revenue.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Modify” and “Modification” are defined in Section 2.20.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event, (other than any Lien created pursuant to a Collateral Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any Stock Issuance or Subordinated Debt Issuance, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.14.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (b) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (c) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

“Participants” is defined in Section 13.2.1.

“Payment Date” means the last Business Day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) is permitted by and consummated in compliance with the requirements of Section 7.7(g).

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledged Stock” is defined in the Guarantee and Collateral Agreement.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction, the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Purchasers” is defined in Section 13.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof.

“Recovery Event” means any settlement or payment in excess of $500,000 in respect of any property or casualty insurance claim (other than business interruption insurance claims) or any condemnation proceeding relating to any Property (other than assets constituting Inventory) of the Borrower or any of its Subsidiaries.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, that portion of the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that, but for the delivery of a Reinvestment Notice, would have been required to be applied to the prepayment of Revolving Loans.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by an Authorized Officer stating that no Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the Borrower’s or any Subsidiary’s business within 180 days of the applicable Reinvestment Event.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto, less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s or any Subsidiary’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount or, in the case of this clause (b) only, such later dates chosen by the Borrower to coincide with the end of one or more Interest Periods so long as such later dates are not more than six months after such Reinvestment Event.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 10.6.

“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the Aggregate Outstanding Credit Exposure.

“Requirement of Law” as to any Person, means the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payments” is defined in Section 7.6.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Revolving Loan” means, with respect to a Lender, such Lender’s Pro Rata Share of all Advances.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all Rate Management Obligations owing to one or more Lenders or any Affiliate thereof.

“Single Employer Plan” means a Plan (other than a Multiemployer Plan) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stock Issuance” means the sale or issuance of Capital Stock of the Borrower or any Subsidiary of the Borrower.

“Subordinated Debt Issuance” means the sale or issuance of any Indebtedness of the Borrower or any of its Subsidiaries, the payment of which is subordinated to payment of the Secured Obligations on terms and conditions acceptable to the Required Lenders.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement as a guarantor thereunder (it being understood that except as required by the definition of “Material Subsidiary”, Subsidiaries that are not Material Subsidiaries and Subsidiaries that are Foreign Subsidiaries are not required by this Agreement to become Subsidiary Guarantors, but may elect to do so).

“Subsidiary Stock Event” means the sale or issuance of Capital Stock of any Subsidiary of the Borrower.

“Swing Line Borrowing Notice” is defined in Section 2.5.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

“Swing Line Lender” means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

ARTICLE II

THE CREDITS

2.1                                 Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Revolving Loans to the Borrower and (b) participate in Facility LCs issued upon the request of the Borrower; provided that, after giving effect to the making of each such Revolving Loan and the issuance of each such Facility LC, (i) such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding the amount of its Commitment and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Available Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay in whole or in part and reborrow at any time prior to the Facility Termination Date.  The Commitments to extend credit hereunder shall expire on the Facility Termination Date.  The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

2.2                                 Required Payments.

2.2.1                        Mandatory Prepayments.

(a)                                  Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, Recovery Event, Stock Issuance (other than any issuance or grant of Capital Stock of the Borrower in connection with equity-based compensation) or Subordinated Debt Issuance that, when added to the aggregate amount of such Net Cash Proceeds prior thereto in the same fiscal year of the Borrower, exceed $20,000,000, then, unless, in the case of a Reinvestment Event, a Reinvestment Notice shall be delivered in respect thereof, 100% of the amount by which such aggregate Net Cash Proceeds received during such fiscal year exceed $20,000,000 shall be applied on such date toward the prepayment of the Revolving Loans and the reduction of the Commitments as set forth in Section 2.6; provided, that on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Revolving Loans and the reduction of the Commitments as set forth in Section 2.6; provided, further, in the case of any such required prepayment in respect of which a Reinvestment Notice has not been delivered, such prepayment may be made on a date subsequent to the date of receipt of such Net Cash Proceeds chosen by the Borrower to coincide with the end of one or more Interest Periods so long as such later date is not more than six months after such date of receipt of such Net Cash Proceeds; and provided, further, that no such prepayment shall be required if, at such time, the Borrower could satisfy the conditions to a Credit Extension set forth in Section 4.2 for the reborrowing thereof.  Nothing herein shall affect the obligations of the Borrower under Section 2.2.1(b) or 2.6.2(c).

(b)                                 If on any date (i) unless the Required Lenders shall otherwise agree, the Aggregate Outstanding Credit Exposure exceeds the Borrowing Base or (ii) the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment (including after giving effect to a reduction in the Aggregate Commitment pursuant to Section 2.6.2), then in either case the Borrower shall repay immediately its then outstanding Revolving Loans in such amount as may be necessary to eliminate such excess; provided, that if an excess remains after repayment of all outstanding Revolving Loans, then the Borrower shall cash collateralize the LC Obligations by depositing into the Facility LC Collateral Account such amount as may be necessary to eliminate such excess.

(c)                                  The Borrower shall repay Loans and cause Facility LCs to expire in such a way so that for at least 30 consecutive days annually during the period beginning November 1 and ending on March 31 of each year, the Aggregate Outstanding Credit Exposure does not exceed $30,000,000 for such 30-day period.

2.2.2                        Termination.  The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3                                 Ratable Loans.  Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4                                 Types of Advances.  The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the Borrower in accordance with Section 2.5.

2.5                                 Swing Line Loans.

2.5.1                        Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment; provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay in whole or in part and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.5.2                        Borrowing Notice.  The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.  The Swing Line Loans shall bear interest at the Floating Rate.

2.5.3                        Making of Swing Line Loans.  Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan.  Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIV.  The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date by crediting the account of the Borrower at the Administrative Agent’s aforesaid address or as otherwise directed by the Borrower.

2.5.4                        Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan.  In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan if not repaid by the Borrower on such date, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan.  Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV.  Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II.  Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever.  In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied.  In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.6                                 Commitment Fee; Reductions and Increases in Aggregate Commitment.

2.6.1                        Commitment Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee for each day at a per annum rate equal to the Applicable Fee Rate for such day multiplied by the daily unused portion of such Lender’s Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.  Swing Line Loans shall not count as usage of any Lender’s Commitment for the purposes of calculating the commitment fee due hereunder.

2.6.2                        Reductions in Aggregate Commitment.

(a)                                  The Borrower may permanently reduce the Aggregate Commitment, in whole or in part, ratably among the Lenders in integral multiples of $5,000,000, upon at least five (5) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

(b)                                 Subject to Section 2.6.3, the Aggregate Commitment shall be automatically reduced to $75,000,000 on December 31, 2003.

(c)                                  In addition, the Aggregate Commitment shall be automatically and permanently reduced on each date the Borrower is required to make a prepayment of the Revolving Loans pursuant to Section 2.2.1(a) by an amount equal to such required payment.

2.6.3                        Optional Increase in Aggregate Commitment.  The Borrower may, at its option, at any time and from time to time on and after January 1, 2004, seek to increase the Aggregate Commitment by up to an aggregate amount of $25,000,000 (resulting in a maximum Aggregate Commitment of $100,000,000) in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Unmatured Default has occurred and is continuing.  The

Borrower may, after giving such notice, offer the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitment on either a ratable basis to the Lenders or a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent.  No increase in the Aggregate Commitment shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form and substance reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Commitments.  The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of an interest in each then outstanding Advance such that, after giving effect thereto, all Advances are held ratably by the Lenders in proportion to their respective Commitments.  Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest.  The Borrower shall make any payments under Section 3.4 resulting from such assignments.  Any such increase of the Aggregate Commitment shall be subject to receipt by the Administrative Agent and such new Lenders from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent or such new Lenders may reasonably request; provided that the scope of such opinions, resolutions, certificates and other documents shall be substantially the same as the scope of the opinions, resolutions, certificates and other documents delivered on the Closing Date.

2.7                                 Minimum Amount of Each Advance.  Each Eurodollar Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.8                                 Optional Principal Payments.  The Borrower may at any time and from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $100,000 or any integral multiple of $50,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one (1) Business Day’s prior notice to the Administrative Agent.  The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three (3) Business Days’ prior notice to the Administrative Agent.

2.9                                 Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the proposed Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)                                     the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)                                  the aggregate amount of such Advance,

(iii)                               the Type of Advance selected, and

(iv)                              in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower as soon as reasonably practicable by crediting the Borrower’s account at the Administrative Agent’s aforesaid address or as otherwise directed by the Borrower.

2.10                           Conversion and Continuation of Outstanding Advances.  Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than Swing Line Loans) into a Eurodollar Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)                                     the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)                                  the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)                               the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.11                           Changes in Interest Rate, etc.  Each Floating Rate Advance (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.12                           Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.9, 2.10 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum; provided that, during the continuance of a Default under Section 8(f), the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.13                           Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing prior to the date of such payment by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest and fees (but, absent the existence of a Default, no other amount due hereunder) as it becomes due hereunder; provided that so long as no Default has occurred and is continuing, the Borrower may revoke such authorization by delivering written notice in accordance with Section 14.1 hereof to the Administrative Agent at least one (1) Business Day prior to the intended date of revocation and such authorization shall be automatically reinstated while any Default is continuing.  Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.

2.14                           Noteless Agreement; Evidence of Indebtedness.

(a)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each

Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)                                 Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively (each, a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in substantially the form of Exhibit E.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.15                           Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.16                           Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest on all Eurodollar Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal, interest, fees or other amounts payable by the Borrower hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

2.17                           Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each

Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate.

2.18                           Lending Installations.  Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations  and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation.  Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.19                           Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.20                           Facility LCs.

2.20.1                  Issuance.  The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of and for the account of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed the Aggregate Commitment and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided that any Facility LC with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in clause (x) above).

2.20.2                  Participations.  Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.20.3                  Notice.  Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) (a) on the proposed date of issuance or Modification of  each commercial Facility LC and (b) two Business Days before the proposed date of issuance or Modification of each standby Facility LC, in each case specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.20.4                  Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Fee Rate for standby Facility LCs in effect from time to time on the average daily undrawn stated amount under such standby Facility LC, such fee to be payable in arrears on each Payment Date, and (ii) with respect to each commercial Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Fee Rate for commercial Facility LCs in effect from time to time on the average daily undrawn stated amount under such commercial Facility LC, such fee to be payable in arrears on each Payment Date (each such fee described in this sentence an “LC Fee”).  The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance (or any Modification which increases the face amount of such Facility LC) of each standby Facility LC issued by Bank One, a fronting fee of 0.125% of the face amount (or, in the case of a Modification which increases the face amount of a Facility LC, 0.125% of the amount of such increase) of each such standby Facility LC or, in the case of any LC Issuer other than Bank One, a fronting fee in an amount to be agreed upon between such LC Issuer and the Borrower and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the schedule for such charges previously agreed to by the LC Issuer and the Borrower.

2.20.5                  Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The LC Issuer will use commercially reasonable efforts to give such notice not later than the Business Day following such demand; provided that the failure to provide such notice shall not affect the obligations of the Borrower hereunder.  The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or Unmatured Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.  Each LC Issuer shall provide the Administrative Agent with a list of all outstanding Facility LCs and all outstanding LC Obligations in respect of each Facility LC issued by it on a weekly basis and at such other times as shall reasonably be requested by the Administrative Agent.

2.20.6                  Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer not later than the applicable LC Payment Date for any amounts paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the LC Issuer shall bear interest, payable on demand, for each day after the LC Payment Date until paid at a rate per annum equal to the sum of 2% plus the rate applicable to Floating Rate Advances.  The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5.  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.20.7                  Obligations Absolute.  The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC, except for errors or omissions determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the LC Issuer.  The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

2.20.8                  Actions of LC Issuer.  The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.  Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of, or at the direction of, the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.  The LC Issuer may, as condition to taking or refusing to take any action under this Agreement, require that it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing or continuing to take any such action; provided that this Section 2.20.8 shall not affect the Borrower’s rights against the Lenders under the terms of this Agreement.

2.20.9                  Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.20.10            Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

2.20.11            Facility LC Collateral Account.  The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 9.1.  The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations in accordance with Sections 2.2.1(b) and  9.1.  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days.  Nothing in this Section 2.20.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by this Agreement.

2.20.12            Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.21                           Replacement of Lender.  If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement; provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement; provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 13.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE III

YIELD PROTECTION; TAXES

3.1                                 Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(b)                                 imposes any other condition,

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, by an amount that such Lender or applicable Lending Installation or the LC Issuer reasonably deems material, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2                                 Changes in Capital Adequacy Regulations.  If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy).  “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer.  “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and

Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3                                 Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law or any governmental or quasi-governmental rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4                                 Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5                                 Taxes.

(a)                                  All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes.  If any Taxes are required to be withheld from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof as soon as practicable after such payment is made.

(b)                                 In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c)                                  The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer  or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(d)                                 Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, on or before the date it becomes a party to this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Service Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event which has not been caused or initiated by such Lender (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)                                  For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)                                    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)                                 If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6                                 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations and assumptions upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1                                 Initial Credit Extension.  The Lenders shall not be required to make the initial Credit Extension hereunder unless the Borrower has furnished to the Administrative Agent:

(a)                                  Copies of the articles or certificate of incorporation of the Borrower and each Guarantor, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its respective jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT Act or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA PATRIOT Act.

(b)                                 Copies, certified by the Secretary or Assistant Secretary of the Borrower and each Guarantor, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower and such Guarantor is a party.

(c)                                  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower and such Guarantor authorized to sign the Loan Documents to which the Borrower and such Guarantor is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d)                                 A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date (i) the representations and warranties contained in Article V are true and correct as of the initial Credit Extension Date and (ii) no Default or Unmatured Default has occurred and is continuing.

(e)                                  (i) A written legal opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to the Borrower and its Subsidiaries, addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent, (ii) a written legal opinion of David H. Weiser, General Counsel of the Borrower and its Subsidiaries, addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent and (iii) written legal opinions of such local counsel requested by the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent.

(f)                                    Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

(g)                                 Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(h)                                 The Guarantee and Collateral Agreement, duly executed by each of the parties thereto together with all certificates representing Pledged Stock and related stock powers executed in blank.

(i)                                     A properly completed and executed Facility LC Application as and to the extent requested by each LC Issuer.

(j)                                     A duly completed Borrowing Base Certificate dated as of the Closing Date.

(k)                                  Written confirmation from the Existing Agent that upon the making of the initial Credit Extension and the payment of the requisite amount to the Existing Agent, all principal, interest and other amounts due under the Existing Credit Agreement will be paid in full, all commitments thereunder will be terminated, all liens and security interests thereunder will be released and terminated (and all collateral held by the Existing Agent or lender thereunder will be delivered to the Borrower or its designee), and the Existing Credit Agreement and all other loan and security documents thereunder will be terminated.

(l)                                     (a) Such duly completed and executed UCC-1 financing statements as the Administrative Agent shall have requested to perfect its Lien in the Collateral; (b) copies of searches of financing statements filed under the Uniform Commercial Code with respect to the assets of the Borrower and its Subsidiaries in such jurisdictions as the Administrative Agent may request; and (c) such duly executed UCC-3 termination statements and similar documents as the Administrative Agent may request with respect to any security interests securing the obligations of the Borrower and its Subsidiaries under the Existing Credit Agreement.

(m)                               Such other documents as any Lender, the LC Issuer or its counsel may have reasonably requested.

4.2                                 Each Credit Extension.  The Lenders shall not be required to make any Credit Extension (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) unless on the applicable Credit Extension Date:

(a)                                  There exists no Default or Unmatured Default.

(b)                                 The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice, Swing Line Borrowing Notice, or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1                                 Financial Condition.  The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 28, 2002 and December 29, 2001, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at October 4, 2003, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  The Borrower and its consolidated Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.

5.2                                 No Change.  Since December 28, 2002, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3                                 Corporate Existence; Compliance With Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4                                 Corporate Power.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, and to have Facility LCs issued for its account hereunder.  Each Loan

Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement, the issuance of Facility LCs for its account hereunder.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5                                 No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Facility LCs, the Credit Extensions hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents).

5.6                                 Litigation.  Except as set forth in Schedule 5.9, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, the Credit Extensions hereunder and the use of the proceeds thereof, of any drawings under a Facility LC or of the creation and discounting of any Acceptance, or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7                                 No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Unmatured Default has occurred and is continuing.

5.8                                 Ownership of Property; Liens.  Each of the Borrower and each of its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any material Lien except as permitted by Section 7.3.

5.9                                 Intellectual Property.  Except as set forth in Schedule 5.9 hereto, (a) each of the Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no material claim that could reasonably be expected to result in a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim; and (c) the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

5.10                           Taxes.  Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state (other than immaterial sales tax returns) and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or a Subsidiary, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge, except for Liens securing immaterial amounts affecting assets other than any Collateral.

5.11                           Federal Regulations.  Neither the Borrower nor any of its Subsidiaries is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U or X.  No part of the proceeds of any Credit Extension will be used in any way that would violate the provisions of Regulation T, U or X as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.  Following the application of the proceeds of any Credit Extension, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries taken as a whole have been, and will continue to be, represented by “margin stock”.

5.12                           Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to have an Material Adverse Effect; (b) the hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all material payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

5.13                           ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan and, to the knowledge of the Borrower, any Multiemployer Plan, has complied in all material respects with the applicable provisions of ERISA and the Code.  Neither the Borrower nor any Commonly Controlled Entity has failed to make a required contribution to a Multiemployer Plan during the five year period prior to the date on which this representation is made or deemed made.  No termination, other than a standard termination (within the meaning of Section 4041 of ERISA) as to which there is no liability to the Borrower or any Commonly Controlled Entity, of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the fair market value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in

Reorganization or Insolvent as a result of which the Borrower or any Commonly Controlled Entity has incurred or could reasonably be expected to incur a material liability.

5.14                           Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15                           Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

5.16                           Use of Proceeds.  (a)  The proceeds of the Advances may only be used for general corporate and working capital purposes including, without limitation, to finance Permitted Acquisitions, share repurchases and dividends and distributions with respect to the Borrower’s Capital Stock and to refinance the outstanding obligations under the Existing Credit Agreement, (b) the commercial Facility LCs shall be issued, and drawn upon, in connection with the importation or exportation by the Borrower of goods in the ordinary course of business, and (c) the standby Facility LCs shall be issued, and drawn upon, in respect of obligations of the Borrower or any of its Subsidiaries incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which the Borrower or such Subsidiary is or proposes to become a party in the ordinary course of the Borrower’s or such Subsidiary’s business, including, without limiting the foregoing, for insurance purposes or in respect of advance payments or as bid or performance bonds.

5.17                           Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                  to the knowledge of the Borrower after due inquiry (but subject to the qualification set forth below) the facilities and Property owned, leased or operated by the Borrower or any of its Subsidiaries do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any applicable Environmental Law;

(b)                                 neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with applicable Environmental Laws with regard to any of the Property owned, leased or operated by, or the business operated by, the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                                  to the knowledge of the Borrower after due inquiry (but subject to the qualification set forth below) Materials of Environmental Concern have not been transported or disposed of from any Property owned, leased or operated by the Borrower or any of its Subsidiaries in violation of, or in a manner or to a location that could give rise to liability under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Property owned, leased or operated by the Borrower or any of its Subsidiaries in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)                                 no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any applicable Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to any Property owned, leased or operated by the Borrower or any of its Subsidiaries or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Property owned, leased or operated by the Borrower or any of its Subsidiaries or the Business;

(e)                                  there has been no release or threat of release of Materials of Environmental Concern at or from any Property owned, leased or operated by the Borrower or any of its Subsidiaries, or arising from or related to the operations of the Borrower or any Subsidiary in connection with any Property owned, leased or operated by the Borrower or any of its Subsidiaries or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)                                    all Property owned, leased or operated by the Borrower or any of its Subsidiaries  and all operations at such Property are in compliance, and to the knowledge of the Borrower after due inquiry (but subject to the qualification set forth below) have in the last five years been in compliance, with all applicable Environmental Laws, and to the knowledge of the Borrower after due inquiry (but subject to the qualification set forth below) there is no contamination at, under or about such Property or violation of any applicable Environmental Law with respect to such Property or the Business; and

(g)                                 neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

Notwithstanding the qualifications of the foregoing representations as to the Borrower’s knowledge in clauses (a), (c) and (f) above, in the event that a condition exists that would have resulted in a Default pursuant to Section 8(b) but for such qualification, such Default shall be deemed to have occurred notwithstanding such qualification.

5.18                           Accuracy of Information.  The statements and information contained in this Agreement, the other Loan Documents, the Confidential Information Memorandum (except, in the case of certain financial information contained therein, to the extent superseded by subsequent information delivered to the Lenders prior to the Closing Date) and any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, as of the date such statements and information were or are so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), were or are true and correct in all material respects.  Any projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19                           Collateral Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of Pledged Stock that constitutes Certificated Securities (as defined in the Uniform Commercial Code), when stock certificates representing such Pledged Stock are delivered to the Administrative Agent together with undated stock powers covering such certificates executed in blank, the grantors thereunder shall have granted to the Administrative Agent a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Sections 7.3(a) and (g), and subject, in the case of Proceeds, to the applicable limitations under Section 9-315 of the Uniform Commercial Code).  In the case of Pledged Stock that constitutes General Intangibles or Uncertificated Securities (as defined in the Uniform Commercial Code), when financing statements specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a) and, in the case of Uncertificated Securities, the Administrative Agent has obtained “control” (within the meaning of the Uniform Commercial Code) of such Uncertificated Securities, the grantors thereunder shall have granted to the Administrative Agent a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the Proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Sections 7.3(a) and (g), and subject, in the case of Proceeds to the applicable limitations under Section 9-315 of the Uniform Commercial Code).  Schedule 5.19(a) specifies the locations in which to file the financing statements which may perfect a legal, valid and enforceable security interest granted under the Guarantee and Collateral Agreement in the Investment Property (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9-305(c) of the Uniform Commercial Code.

5.20                           Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

5.21                           Reportable Transaction. The Borrower does not intend to treat the Credit Extensions and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  The Borrower acknowledges that one or more of the Lenders may treat its Credit Extensions as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

ARTICLE VI

COVENANTS

Until all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries to:

6.1                                 Financial Statements.  Furnish to the Administrative Agent and each Lender:

(a)                                  as soon as available, but in any event not later than the earlier of (A) 90 days after the end of each fiscal year of the Borrower and (B) the public filing with the SEC of the Borrower’s Form 10-K for such fiscal year, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

(b)                                 as soon as available, but in any event not later than the earlier of (A) 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and (B) the public filing with the SEC of the Borrower’s Form 10-Q for each such fiscal quarter, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

(c)                                  as soon as practicable, and in any event within 40 days after the end of each fiscal month of each fiscal year of the Borrower (or, in the case of December of each year, or March, June and September of each year, together with the financial statements referred to in Section 6.1(a) or 6.1(b) for the applicable period), the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month and the related unaudited statements of income of the Borrower and its Subsidiaries for such month and for the portion of the fiscal year of the Borrower through such date, in the form and detail similar to those customarily prepared by the Borrower’s management for internal use as in effect on or prior to the Closing Date, setting forth in each case in comparative form the consolidated figures for the corresponding fiscal month of the previous year, certified by the chief financial officer, controller or treasurer of the Borrower as being fairly stated in all material respects;

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2                                 Certificates; Other Information.  Furnish to the Administrative Agent and each Lender (or, in the case of clause (h), to the relevant Lender):

(a)                                  concurrently with the delivery of the consolidated financial statements referred to in Section 6.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Unmatured Default, except as specified in such letter;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b), a certificate of the chief financial officer of the Borrower substantially in the form of Exhibit B hereto (i) stating that, to the best of such officer’s knowledge, each of the Borrower and its Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement, the Notes and the other

Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Unmatured Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of Sections 7.1(a) through 7.1(c), (iii) if not specified in the financial statements delivered pursuant to Section 6.1, specifying the aggregate amount of interest paid or accrued by the Borrower and its Subsidiaries, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Borrower and its Subsidiaries, during such accounting period and (iv) listing all Contingent Obligations of the type described in Section 7.3(a) and all Indebtedness (other than Indebtedness hereunder) in each case incurred since the date of the previous consolidated balance sheet of the Borrower delivered pursuant to Section 6.1(a) or (b);

(c)                                  concurrently with the financial statements referred to in Sections 6.1(a) and (b), a management summary describing and analyzing the performance of the Borrower and its Subsidiaries during the periods covered by such financial statements;

(d)                                 promptly upon receipt thereof, copies of all final reports submitted to the Borrower or to any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

(e)                                  not later than 60 days after the beginning of each fiscal year of the Borrower, a copy of the business plan for such fiscal year on a consolidated basis as adopted by the Board of Directors of the Borrower;

(f)                                    promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or any of its Subsidiaries to its shareholders and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(g)                                 within 20 Business Days after the last day of each fiscal month of the Borrower, a fully completed and executed Borrowing Base Certificate as of such last day of such fiscal month of the Borrower; and

(h)                                 promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3                                 Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4                                 Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual

Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                                 Maintenance of Property; Insurance.  (a)  Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6                                 Inspection of Property; Books and Records, Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender, at such Lender’s expense, to visit and inspect any of its properties and examine any of its books and records upon reasonable notice to the Borrower (provided, that, for so long as no Default has occurred and is continuing, such requests and visitations (i) shall be coordinated through the Administrative Agent, and (ii) shall not interfere with or disrupt operations of the Borrower or its Subsidiaries), and (c) discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants at any reasonable time.

6.7                                 Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                                  the occurrence of any Default or Unmatured Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought that if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(d)                                 the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)                                  any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8                                 Environmental Laws.

(a)                                  Comply in all material respects with all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9                                 Additional Collateral, Guaranties, Etc.  If, after the date hereof, any Material Subsidiary of the Borrower shall be formed, acquired or capitalized, promptly deliver to the Administrative Agent, as applicable, (a) a stock certificate or certificates evidencing all of the issued and outstanding shares of Capital Stock of such Subsidiary held by the Borrower or a Subsidiary, together with undated stock powers covering each such certificate, duly executed in blank by the Borrower or the Subsidiary that directly owns such Capital Stock, (b) a supplement to the Guarantee and Collateral Agreement, executed by a duly authorized officer of the Borrower and such Subsidiary, pursuant to which the Capital Stock of any such Subsidiary acquired or created is pledged thereunder on the same terms as those provided in respect of pledges under the Guarantee and Collateral Agreement on the Closing Date and pursuant to which any such Subsidiary (and the Subsidiary (to the extent not already a party to the Guarantee and Collateral Agreement) that directly owns the Capital Stock of such Subsidiary) becomes a Subsidiary Guarantor thereunder on the same terms as those provided in respect of pledges under the Guarantee and Collateral Agreement on the Closing Date, pursuant to documentation satisfactory to the Administrative Agent, (c) legal opinions with respect to the pledge of stock from the General Counsel of the Borrower and/or such other counsel as are reasonably satisfactory to the Administrative Agent; provided, that the scope of such opinions shall be no broader than the scope of the opinions of such counsel delivered on the Closing Date, and (d) such other certificates, resolutions and documents as the Administrative Agent may reasonably request; provided, that if such Subsidiary is a Foreign Subsidiary, not more than 65% of the total combined voting power of all classes of such Subsidiary’s Capital Stock entitled to vote shall be required to be pledged pursuant to this subsection; provided, further, that (i) no Capital Stock of any Foreign Subsidiary owned by another Foreign Subsidiary shall be required to be pledged pursuant to this Section 6.9 and (ii) no such Subsidiary shall be required to become a Guarantor if it is a Foreign Subsidiary.  In addition, the Borrower shall from time to time promptly take all necessary actions in the foregoing clauses (a) through (d) with respect to Subsidiaries in order to comply with the definition of “Material Subsidiary.”

ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, unless the Required Lenders otherwise consent, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1                                 Financial Condition Covenants.

(a)                                  Consolidated Interest Coverage Ratio.  At the last day of any fiscal quarter, permit the Consolidated Interest Coverage Ratio of the Borrower for the period of four consecutive fiscal quarters ending on such day to be less than 4.00 to 1.00.

(b)                                 Consolidated Leverage Ratio.  At the last day of any fiscal quarter permit the Consolidated Leverage Ratio of the Borrower for the period of four consecutive fiscal quarters ending on such day to be more than 2.75 to 1.00.

(c)                                  Consolidated Net Worth.  At the last day of any fiscal quarter permit Consolidated Net Worth of the Borrower to be less than the greater of (i) $80,000,000, or (ii) 75% of Consolidated Net Worth as of October 4, 2003.

7.2                                 Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness of any Loan Party pursuant to any Loan Document or under the Facility LCs;

(b)                                 Indebtedness of the Borrower to any Subsidiary Guarantor and any Consolidated Subsidiary Guarantor (or any other Subsidiary if such Indebtedness is subordinated to the Obligations on terms satisfactory to the Administrative Agent) to the Borrower or any other Subsidiary;

(c)                                  Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Consolidated Subsidiary Guarantor;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)                                  additional Indebtedness of the Subsidiaries of the Borrower (other than Indebtedness owed to the Borrower or another Subsidiary) in an aggregate principal amount which when added to the Indebtedness permitted by Section 7.2(h) shall not exceed an amount equal to 20% of Consolidated Net Worth at any one time outstanding calculated as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b), so long as no Default exists at the time of incurrence thereof;

(f)                                    additional unsecured Indebtedness of the Borrower so long as (i) the Borrower, after giving pro forma effect as if such Indebtedness had been incurred on the first day of the most recently ended period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b), would be in compliance with the financial covenants set forth in Section 7.1, (ii) at the time of incurrence thereof no Default or Unmatured Default shall have occurred and be continuing or would result therefrom, (iii) the terms of such Indebtedness, viewed as a whole, are no more favorable to the holders of such Indebtedness or burdensome on the Borrower or any Subsidiary than the terms of any Loan Document (other than interest rates which shall be at market rates), (iv) no principal payments on such Indebtedness are required to be made on or prior to the Facility Termination Date and (v) such Indebtedness does not constitute Indebtedness of the type described in clause (h) of the definition thereof;

(g)                                 additional unsecured Guarantee Obligations of the Subsidiaries of the Borrower in respect of Indebtedness incurred under Section 7.2(f), so long as such Guarantee Obligations are pari passu with (or have interests or rights that are inferior to pari passu with) the Guarantee Obligations under the Loan Documents and so long as the terms of such Guarantee Obligations are no more favorable to the holders of such Indebtedness or burdensome on the

Borrower or any Subsidiary than the terms of the Guarantee Obligations under the Loan Documents;

(h)                                 additional Indebtedness secured by a Lien pursuant to Section 7.3(i) which, when added to any outstanding Indebtedness permitted to be incurred under Section 7.2(e), shall not exceed the amount equal to 20% of Consolidated Net Worth at any one time outstanding calculated as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b); and

(i)                                     additional Indebtedness (including, without limitation, Capital Lease Obligations, but excluding Indebtedness of any Subsidiary owed to the Borrower or another Subsidiary) secured by Liens permitted by Section 7.3(j); provided, that the aggregate principal amount of such Indebtedness incurred in any fiscal year pursuant to this clause (i) does not exceed the sum of (x) $5,000,000 and (y) the portion of the amount permitted to be incurred pursuant to this clause (i) in the fiscal years prior to such fiscal year to the extent not utilized to incur Indebtedness pursuant to this clause (i) in any other fiscal year prior to such current fiscal year.

7.3                                 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)                                  Liens for taxes, assessments or other governmental charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, customs or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits (i) to secure Permitted Acquisitions so long as the aggregate amount of all deposits at any time outstanding does not exceed $3,000,000 and (ii) to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights of way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)                                    Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided, that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)                                 Liens created pursuant to the Collateral Documents;

(h)                                 Liens arising in connection with ordinary commercial banking transactions, including repurchase agreements;

(i)                                     additional Liens securing Indebtedness (including, without limitation, Capital Lease Obligations) of the Borrower and its Subsidiaries which when added to Indebtedness permitted under Section 7.2(e) shall not exceed the amount equal to 20% of Consolidated Net Worth at any one time outstanding calculated as of the end of the most recently completed fiscal quarter for which financial statements pursuant to Sections 6.1(a) and 6.1(b) have been delivered, so long as (i) no such Lien encumbers any Collateral and (ii) no Default exists at the time of the creation or incurrence of such Lien or would result therefrom; and

(j)                                     Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(i) to finance the acquisition of fixed or capital assets constituting plant, property or equipment; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, and (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness.

7.4                                 Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its Property or business, except that:

(a)                                  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Consolidated Subsidiary Guarantor (provided that the Consolidated Subsidiary Guarantor shall be the continuing or surviving corporation);

(b)                                 any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Consolidated Subsidiary Guarantor;

(c)                                  the Borrower may Dispose of any of its assets and the Subsidiaries of the Borrower may Dispose of any or all of their assets, in any such case in a transaction satisfying the requirements of Section 7.5; and

(d)                                 the Subsidiaries of the Borrower may enter into any merger, consolidation or acquisition transaction meeting the requirements of Section 7.7(g).

7.5                                 Disposition of Property.  Dispose of any of its Property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                                  the Disposition of obsolete or worn out Property in the ordinary course of business;

(b)                                 the sale of Inventory in the ordinary course of business;

(c)                                  Dispositions permitted by Section 7.4(b);

(d)                                 the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Consolidated Subsidiary Guarantor and, in the event that the Borrower or such Consolidated Subsidiary Guarantor does not own all of the applicable class of such Capital Stock, to any minority holder of such Capital Stock on a pro rata basis based on the interests of such holders immediately prior thereto; and

(e)                                  Subsidiary Stock Events and Dispositions of any other Property (including, without limitation, Collateral) having a fair market value not to exceed (i) $50,000,000 in the aggregate cumulatively after the Closing Date and (ii) $20,000,000 during any fiscal year of the Borrower.

7.6                                 Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)                                  any Subsidiary may make Restricted Payments (i) to the Borrower or any Consolidated Subsidiary Guarantor and, in the event that the Borrower or such Consolidated Subsidiary Guarantor does not own all of the applicable Class of the Capital Stock in respect of which such Restricted Payment is made, to the minority holders of such Capital Stock, so long as such Restricted Payments shall be made pro rata based on the interests of such holders immediately prior thereto, or (ii) to any other Subsidiary and in the event that such Subsidiary does not own all of the applicable class of the Capital Stock in respect of which such Restricted Payment is made, to the minority holders of such Capital Stock, so long as such Restricted Payments shall be made pro rata based on the interests of such holders immediately prior thereto, and so long as such Restricted Payments received by such Subsidiary are, immediately upon receipt thereof, made as Restricted Payments to the Borrower or any Consolidated Subsidiary Guarantor in accordance with clause (i) above; and

(b)                                 so long as no Default or Unmatured Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends and redeem or repurchase its Capital Stock if, after giving effect thereto, it would be in compliance with the financial covenants set forth in Section 7.1, on a pro forma basis as of the last day of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b).

7.7                                 Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 investments in Cash Equivalents;

(c)                                  Guarantee Obligations permitted by Section 7.2 and advances permitted by Section 7.2(b);

(d)                                 loans and advances to employees and sales representatives of the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower or any Subsidiary of the Borrower not to exceed $1,000,000 at any one time outstanding;

(e)                                  Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)                                    Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to and after such investment, is a Consolidated Subsidiary Guarantor; and

(g)                                 the Borrower or any Subsidiary may make Permitted Acquisitions, and may create Subsidiaries to own, directly or indirectly, the property acquired thereby; provided that (i) any acquisition of Capital Stock results in the issuer thereof becoming a Subsidiary, (ii) any Material Subsidiary created or acquired in connection therewith shall become a Subsidiary Guarantor and the requirements of Section 6.9 shall be satisfied prior to or concurrently with the consummation of such Permitted Acquisition, (iii) no Permitted Acquisition shall be consummated unless, after giving pro forma effect thereto as if such Permitted Acquisition had been made (and the related Indebtedness incurred or assumed) on the first day of the most recent period of four consecutive fiscal quarters ending prior thereto for which financial statements have been delivered pursuant to Section 6.1(a) or (b), the Borrower and its Subsidiaries would have a Consolidated Leverage Ratio of less than or equal to 2.50:1.00 and a Consolidated Interest Coverage Ratio of greater than or equal to 4.25:1.00 for such period (as demonstrated, in the case of any Permitted Acquisition the aggregate consideration for which exceeds $10,000,000, by delivery to the Administrative Agent of a certificate to such effect showing such calculation in reasonable detail), (iv) no Default or Unmatured Default exists at the time thereof or would result therefrom, and (v) such acquisition has not been opposed, or has been approved, prior to the consummation thereof, by a majority of the board of directors of the entity being acquired; and

(h)                                 in addition to Investments otherwise expressly permitted by this Section, additional Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed, at any time, $10,000,000 plus 10% of the Consolidated Net Worth calculated as of the end of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(a) or (b) or, before the first delivery of such financial statements hereunder, as of October 4, 2003.

7.8                                 Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Consolidated Subsidiary Guarantor) unless such transaction is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.9                                 Changes in Fiscal Periods.  For financial reporting purposes, permit the fiscal year of the Borrower to end on a day other than the Saturday closest to the end of the calendar year, or change the Borrower’s method of determining fiscal quarters, except that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the

Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.10                           Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) agreements governing any Indebtedness incurred pursuant to Section 7.2(e), 7.2(f) or 7.2(h) that contain limitations on Liens customary for such incurrences; provided that in no event shall any such agreement affect the Capital Stock of any Subsidiary.

7.11                           Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.12                           Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged in on the date of this Agreement or that are reasonably related thereto, including, without limitation, collectibles, giftware and decorative accessories.

7.13                           Contingent Obligations.  Create, incur, assume or suffer to exist any Contingent Obligation except:

(a)                                  guarantees created pursuant to this Agreement and the other Loan Documents;

(b)                                 guarantees made in the ordinary course of its business by the Borrower of the obligations of any of its Subsidiaries; provided those obligations are otherwise permitted under this Agreement;

(c)                                  Contingent Obligations described on Schedule 7.13;

(d)                                 Contingent Obligations arising on account of the Facility LCs; and

(e)                                  Contingent Obligations permitted by Section 7.2.

7.14                           Foreign Exchange and Rate Management Transactions.  Enter into any foreign currency exchange contracts (other than foreign currency exchange contracts entered into for the sole purpose of hedging with respect to the purchase or sale by the Borrower and its Subsidiaries of Inventory to be purchased or sold for payments in foreign currencies in the ordinary course of their respective businesses); or enter into any other Rate Management Transaction other than in the ordinary course of business to protect the Borrower and its Subsidiaries from interest rate and currency fluctuations in respect of Indebtedness owed by them.

ARTICLE VIII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

(a)                                  the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)                                  any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement or Sections 5.3(a), 5.3(b) and 5.6 of the Guarantee and Collateral Agreement; or

(d)                                 any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e)                                  the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto or within any applicable grace period; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute a Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $3,000,000; or

(f)                                    (i) the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or the PBGC shall commence proceedings to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan other than in the ordinary course; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the reasonable judgment of the Required Lenders, be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $3,000,000 or more, and any or all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)            any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)            the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert; or

(k)           (i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Borrower; (ii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors; (iii) the Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of D56, Inc. free and clear of all Liens (except Liens created by the Collateral Documents).

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1           Acceleration; Facility LC Collateral Account.

(a)           If a Default described in Section 8(f) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (i) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (ii) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b)           If at any time while any Default is continuing, the Administrative Agent reasonably determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c)           At any time while any Default is continuing, the Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(d)           At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(e)           If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 8(f) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

9.2           Amendments.  Subject to the provisions of this Section 9.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Loan Parties party to the applicable Loan Document may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to such Loan Documents or changing in any manner the rights of the Lenders or such Loan Parties under the applicable Loan Document or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a)           Extend the final maturity of any Loan, extend the expiry date of any Facility LC to a date after the Facility Termination Date, postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(b)           Reduce the percentage specified in the definition of Required Lenders.

(c)           Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2.1(b)(ii) or Section 2.2.2, or except as contemplated by Section 2.6.3, increase the amount of the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

(d)           Amend this Section 9.2.

(e)           Release any Subsidiary Guarantor that is a Material Subsidiary or, except as provided in the Collateral Documents, release all or substantially all of the Collateral.

Any Default which is waived by the Lenders in accordance with this Section 9.2 shall be deemed to be no longer continuing.  No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer.  No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.  The Administrative Agent may waive payment of the fee required under Section 13.3.3 without obtaining the consent of any other party to this Agreement.  Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.6.3 to be delivered in connection with an increase to the Aggregate Commitment, the Administrative Agent, the Borrower and the new or existing Lenders whose

Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto) solely for the purpose of reflecting any new Lenders and their new Commitments and any increase in the Commitment of any existing Lender.

9.3           Preservation of Rights.  No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1         Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

10.2         Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3         Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4         Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 11.13 which shall survive and remain in full force and effect until all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated.

10.5         Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 10.6, 10.10 and 11.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

10.6         Expenses; Indemnification.

(a)           The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable and documented out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents; provided that such out-of-pocket expenses incurred in connection with the closing of the transactions contemplated by this Agreement shall not exceed $100,000 in the aggregate.  The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any reasonable and documented out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.  Expenses being reimbursed by the Borrower under this Section include, without limitation, reasonable and documented out-of-pocket expenses incurred in connection with the Reports described in the following sentence.  The Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by Bank One from information furnished to it by or on behalf of the Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

(b)           The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, the LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, the LC Issuer or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of the Borrower under this Section 10.6 shall survive the termination of this Agreement.

10.7         Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to the LC Issuer and each of the Lenders.

10.8         Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.1, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

10.9         Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10       Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.11       Confidentiality.  The Administrative Agent and each Lender agrees to hold any confidential information which it may receive or has received from the Borrower or any of its Subsidiaries in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and, to the extent in connection with the transactions contemplated hereby and on a confidential basis, their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials upon request or demand, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 13.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.  Without limiting Section 10.4, the Borrower agrees that the terms of this Section 10.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 10.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.  Notwithstanding anything herein to the contrary, confidential information shall not include, and each party hereto (and each employee, representative or other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such party relating to such tax treatment or tax structure, and it is hereby confirmed that each party hereto has been authorized to make such disclosures since the commencement of discussions regarding the transactions contemplated hereby.

10.12       Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

10.13       Disclosure.  The Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

10.14       USA PATRIOT ACT NOTIFICATION.  The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow Administrative Agent and the Lenders to identify the Borrower.  The Administrative Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

ARTICLE XI

THE ADMINISTRATIVE AGENT

11.1         Appointment; Nature of Relationship.  Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2         Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

11.3         General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

11.4         No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Lender for or have any duty to any Lender to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

11.5         Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action; provided that this Section 11.5 shall not affect the Borrower’s rights against the Lenders under the terms of this Agreement.

11.6         Employment of Administrative Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

11.7         Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.  For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

11.8         Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

11.10       Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

11.11       Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.12       Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, which successor agent shall (unless a Default shall have occurred and be continuing) be subject to approval by the Borrower, which approval shall not be unreasonably withheld or delayed.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, which successor agent shall (unless a Default shall have occurred and be continuing) be subject to approval by the Borrower, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

11.13       Administrative Agent and Arranger Fees.  The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated October 3, 2003, or as otherwise agreed from time to time.

11.14       Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles XI and XII.

11.15       Execution of Collateral Documents.  The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

11.16       Collateral Releases.  The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 9.2, all of the Lenders) in writing.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1         Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

12.2         Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1         Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (b) any assignment by any Lender must be made in compliance with Section 13.3, and (c) any transfer by Participation must be made in compliance with Section 13.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.2.  The parties to this Agreement acknowledge that clause (b) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2         Participations.

13.2.1      Permitted Participants; Effect.  Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2      Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.2 or of any other Loan Document.

13.2.3      Benefit of Certain Provisions.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3; provided that (a) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (b) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

13.3         Assignments.

13.3.1      Permitted Assignments.  Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or  (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000 or, if less, the remaining amount of the assigning Lender’s Commitment. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

13.3.2      Consents.  The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund; provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing.  The consent of the Administrative Agent and the LC Issuer shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund.  Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed; provided that the Borrower may withhold its consent to any assignment if the proposed assignee would be entitled, as of the date of such proposed assignment, to receive any greater payment under Section 3.5 than the Lender proposing to make such assignment would have received had it retained such interest for its own account.

13.3.3      Effect; Effective Date.  Upon (a) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 13.3.1 and 13.3.2, and (b) payment of a $3,500 fee by the assignor or the assignee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

13.3.4      Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

13.4         Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

13.5         Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIV

NOTICES

14.1         Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)            if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

(ii)           if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;

(iii)          if to the LC Issuer, at its address or telecopier number set forth, in the case of Bank One, on the signature page hereof or, in the case of any other LC Issuer, at its address or telecopier number provided to the Borrower;

(iv)          if to a Lender, to it at its address or telecopier number set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service shall be deemed to have been given when delivered; notices mailed by certified or registered mail shall be deemed to have been given three (3) Business Days after being deposited in the mail; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent,  provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines; provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

15.1         Counterparts; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

15.2         Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1         CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2         CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

16.3         WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent, the LC Issuer and the Swing Line Lender have executed this Agreement as of the date first above written.

DEPARTMENT 56, INC.

By:	/s/ Timothy Schugel
Title:	Executive Vice President and CFO

1 Village Place
6436 City West Parkway
Eden Prairie, Minnesota 55344

Attention:	Timothy Schugel
Telecopy:	(952) 943-4490
Telephone:	(952) 943-4513

BANK ONE, NA,
Individually, as Administrative Agent, as LC Issuer and as Swing Line Lender

By:	/s/ Anthony W. Bartell
Title	Vice President

Mail Code WI1-2032
111 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Attention:	Anthony Bartell
Telecopy:	(414) 765-2288
Telephone:	(414) 765-2654

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael J. Reymann
Title:	Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Sharlyn Rekenthaler
Title:	Vice President

Signature Page to Credit Agreement

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC., as a Lender

By:	/s/ Randall R. Meck
Title:	Vice President

Signature Page to Credit Agreement

COMMITMENT SCHEDULE

Lender	Commitment
Bank One, NA	$30,000,000
U.S. Bank National Association	$25,000,000
Wells Fargo Bank, N.A.	$25,000,000
Merrill Lynch Business Financial Services Inc.	$20,000,000

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Rate	.875%	1.00%	1.125%	1.25%

Floating Rate	0%	.125%	.25%	.375%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Standby Letter of Credit Fee	.875%	1.00%	1.125%	1.25%

Commercial Letter of Credit Fee	.50%	.50%	.563%	.625%

Commitment Fee	.20%	.25%	.25%	.375%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(a) or (b).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.0 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (a) the Borrower has not qualified for Level I Status and (b) the Leverage Ratio is less than or equal to 1.5 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (a) the Borrower has not qualified for Level I Status or Level II Status and (b) the Leverage Ratio is less than or equal to 2.0 to 1.00.

“Level IV Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means either Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials; provided that the initial Applicable Margin and Applicable Fee Rate shall be based on Level II Status until the date on which the Financials are required to be delivered for the fiscal year ending January 3, 2004.  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and

Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

[Date]

This Borrowing Base Certificate is furnished pursuant to that certain Credit Agreement dated as of November 25, 2003 (as amended, modified, renewed or extended from time to time, the “Agreement”) among the Department 56, Inc. (the “Borrower”), the lenders party thereto and Bank One, NA, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Borrowing Base Certificate shall have the meanings ascribed thereto in the Agreement.

The undersigned hereby certifies that the following computation of the Borrowing Base is true and correct as of                      .

(000’s Omitted)
1. Accounts
	(a)	net outstanding Accounts of the Borrower and its Subsidiaries	$
	(b)	minus ineligible Accounts [1]
	(c)	equals total Eligible Accounts
	(d)	multiplied by	80%
	(e)	equals	$

2. Inventory
	(a)	total Inventory of the Borrower and its Subsidiaries	$
	(b)	minus ineligible Inventory [2]
	(c)	equals total Eligible Inventory
	(d)	multiplied by	50%
	(e)	equals	$

3. Borrowing Base
	(a)	the sum of
		(i) Item 1(e)	$
(ii) Item 2(e)
		equals available for the Borrowing Base	$

	(b)	Borrowing Base (min $30,000, max $100,000)	$

4. Outstanding Credit Extensions
	(a)	the sum of
		(i) Revolving Loans	$
(ii) Outstanding Facility LCs
(ii) Swing Line Loans
	(b)	equals	$

Department 56, Inc.

By:
Name:
Title:

[1]           All outstanding Accounts of the Borrower and its Subsidiaries that are not Eligible Accounts as of [                    ]

[2]           All Inventory of the Borrower and its Subsidiaries that is not Eligible Inventory as of [                    ].

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                              The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of November 25, 2003 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Department 56, Inc. (the “Borrower”), the lenders party thereto and Bank One, NA, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.  I am the duly elected                 of the Borrower;

2.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.  Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement, the Collateral Documents and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this       day of          ,          .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of          ,         with
provisions of Sections 7.1(a), (b) and (c) of
the Agreement

Consolidated Interest Coverage Ratio
Section 7.1(a)
As of [                   ] ($000’s)

12 Months Ended [ ]

Consolidated EBITDA:
Net Income	$
Income Tax Expense
Interest Expense
Depreciation
Amortization
Loss on Sale of Assets
Consolidated EBITDA	$

Consolidated Interest Expense:
Interest Expense	$

Consolidated Interest Coverage Ratio

Minimum Required	4.00

Consolidated Leverage Ratio
Section 7.1(b)
As of [                            ] ($000’s)

12 Months Ended [ ]

Consolidated Total Debt:
Credit Extensions (average daily amount of outstanding Credit Extensions for 12 month period ended)	$
Capital Lease Obligations
Other Indebtedness
Consolidated Total Debt

Consolidated EBITDA:

Net Income	$
Income Tax Expense
Interest Expense
Depreciation
Amortization
Loss on Sale of Assets
Consolidated EBITDA

Consolidated Leverage Ratio

Maximum Allowed	2.75

Consolidated Net Worth
Section 7.1(c)
As of [                           ] ($000’s)

12 Months Ended [ ]

Consolidated Net Worth	$

Minimum Required	$	[1]

1 Greater of (i) $80,000,000 or (ii) 75% of Consolidated Net Worth as of October 4, 2003

SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                       Assignor:

2.                                       Assignee:                                                                                                             [and is an Affiliate/Approved

Fund of [identify Lender]1

3.                                       Borrower(s):

4.	Administrative Agent:	Bank One, NA, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement dated as of November 25, 2003 among Department 56, Inc., the Lenders party thereto, Bank One, NA, as Administrative Agent, and the other agents party thereto.

1  Select as applicable.

6.                                       Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans(2)
$	$		%
$	$		%
$	$		%

7.                                       Trade Date:                                                                                                         3

Effective Date:                                             , 20                      [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]4Accepted:

BANK ONE, NA, as Administrative Agent

By:
Title:

[Consented to:]5

DEPARTMENT 56, INC.

By:
Title:

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

3  Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

4  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

5  To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of  the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)

(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)

(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA,

as Administrative Agent (the “Administrative Agent”) under the Credit Agreement

Described Below.

Re:                               Credit Agreement, dated as of November 25, 2003 (as the same may be amended or modified, the “Credit Agreement”), among Department 56, Inc. (the “Borrower”), the Lenders named therein and the Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower; provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 14.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT E

FORM OF NOTE

[Date]

Department 56, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of                                             (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of November 25, 2003 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and Bank One, NA, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  This Note is secured pursuant to the Collateral Documents, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

DEPARTMENT 56, INC.

By:
Print Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

NOTE OF DEPARTMENT 56, INC.,

DATED                    ,

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance